                                                                    Exhibit 99.1

[GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
--------------------------------------------------------------------------------
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subj:  Baldwin & Lyons, Inc.                                      August 2, 2007
       Unaudited Second Quarter Report        Press Contact:  G. Patrick Corydon
                                                                  (317) 636-9800
                                                     corydon@baldwinandlyons.com


            BALDWIN & LYONS ANNOUNCES RECORD OPERATING AND NET INCOME
                           FOR QUARTER AND SIX MONTHS


    INDIANAPOLIS, INDIANA, AUGUST 2, 2007--Baldwin & Lyons, Inc. (NASDAQ:
BWINA, BWINB) today announced record quarterly operating income, defined as net income before investment gains or losses, of $9.1 million, or $.60 per share, compared to $6.2 million, or $.41 per share, reported in 2006. Net investment gains totaled $5.7 million, or $.38 per share, during the quarter and compare to losses of $.7 million, or $.05 per share in the prior year quarter. Including investment gains, second quarter net income was a record $14.8 million, or $.98 per share, compared to $5.4 million, or $.36 per share, for the second quarter of 2006.

For the six months ended June 30, 2007, operating income was also a record at $17.0 million, or $1.12 per share, compared to $13.2 million, or $.88 per share, reported a year earlier. Net investment gains totaled $6.0 million, or $.40 per share, during the 2007 period compared to gains of $3.8 million a year earlier. Including investment gains, net income for the current year-to-date totaled a record $23.0 million, or $1.52 per share, compared to $17.0 million, or $1.14 per share, for the first six months of 2006.

Net premium earned by the Company's insurance subsidiaries increased by 6.3% from $42.2 million during 2006's second quarter to $44.8 million for the second quarter of 2007. For the six months, earned premium increased by 4.2% to $89.0 million. Direct and assumed premiums written for the current quarter increased 4.1% compared to the second quarter of 2006 while premiums written were 3.8% lower for six months. The earned premium increases for the quarter and year-to-date were aided by volume increases in the Company's independent contractor and reinsurance assumed products. The reinsurance assumed increases resulted primarily from new business generated by the Company's affiliation with Palladin Catastrophe Management. Competitive pressures continue for the Company's fleet trucking, private passenger automobile and small fleet trucking products as all posted declines in written and earned premiums for the quarter and year-to-date.

The company's quarterly consolidated combined ratio improved to 86.2%, producing underwriting profits of $6.2 million, compared to last year's second quarter ratio of 94.0% and underwriting profits of $2.5 million. The increase in underwriting profits is largely attributable to favorable developments on losses from prior accident years, particularly in the independent contractor and large fleet excess products. Also, the current quarter included no significant catastrophe losses. Those same factors impacted a lower combined ratio of 87.2% for the first half of 2007 compared to 91.7% for 2006.

Pre-tax investment income increased 3% for the current year second quarter as higher available yields offset a decrease in average funds invested when compared to the second quarter of 2006. Net investment income, after tax, increased 9% from the prior year second quarter as the Company continues the realignment of its fixed income investment portfolio to include more municipal bonds. For the six months, pre-tax and after tax investment income

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were up 5% and 12%, respectively. The record net investment gains for the quarter of $.38 per share were largely due to gains from the Company's investments in limited partnerships.

Shareholders' equity increased $16.3 million (4.6%) from December 31, 2006, after cash dividends paid year-to-date of $10.6 million ($.70 per share). Book value per common share outstanding was $24.65 at June 30, 2007, an increase of $1.05 from year end 2006. The combination of book value increase and cash dividends equals a 7.4% return on beginning book value for the six month period.



CONFERENCE CALL INFORMATION:

Baldwin & Lyons, Inc. has scheduled a conference call for August 2, 2007 at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2007. To gain access to the webcast of this call, please log on to the following web address at least 15 minutes prior to the call to register and to download the necessary audio software.

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=26259&c=BWINB&medi
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akey=E3F9DEA23CDFABDB5574359EB6367BC4&e=0
-----------------------------------------

The webcast will be archived on the site until August 2, 2008. You may also access the webcast through a link on our investor relations page at www.baldwinandlyons.com.
------------------------

To participate via teleconference, investors may dial 800-811-8845 (U.S./Canada) or 913-981-4905 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through August 9, 2007 by calling 888-203-1112 or 719-457-0820 and referencing passcode 4067391.

Also available on our investor relations page are complete interim financial statements, information regarding our business segments, and copies of our filings with the Securities and Exchange Commission.

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
FINANCIAL HIGHLIGHTS (UNAUDITED)
Baldwin & Lyons, Inc. and Subsidiaries
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              THREE MONTHS ENDED              SIX MONTHS ENDED
                                                   JUNE 30                        JUNE 30
                                         ---------------------------    ---------------------------
                                             2007           2006            2007           2006
                                         ------------   ------------    ------------   ------------
Operating revenue                          $  50,844      $  48,747       $ 101,277      $  98,388
Net investment gains (losses)                  8,772         (1,135)          9,246          5,879
                                         ------------   ------------    ------------   ------------

                           TOTAL REVENUE   $  59,616      $  47,612       $ 110,523      $ 104,267
                                         ============   ============    ============   ============

Operating income                           $   9,090      $   6,165       $  16,993      $  13,162
Net investment gains (losses),
   net of federal income taxes                 5,702           (738)          6,010          3,821
                                         ------------   ------------    ------------   ------------

                              NET INCOME   $  14,792      $   5,427       $  23,003      $  16,983
                                         ============   ============    ============   ============

Per share data - diluted:
   Average number of shares                   15,165         15,022          15,161         14,954

   Operating income                            $ .60          $ .41          $ 1.12          $ .88
   Net investment gains (losses)                 .38           (.05)            .40            .26
                                         ------------   ------------    ------------   ------------

                              NET INCOME       $ .98          $ .36          $ 1.52          $1.14
                                         ============   ============    ============   ============

Dividends paid to shareholders                 $ .25          $1.50           $ .70          $1.85

Annualized return on average
  shareholders' equity:
   Operating income                            11.4%           8.1%           10.7%           8.7%

   Net income                                  18.6%           7.1%           14.5%          11.3%

Consolidated combined ratio of
  insurance subsidiaries (GAAP basis):
      Without fee income                       86.2%          94.0%           87.2%          91.7%
      Including fee income                     84.8%          91.1%           85.6%          88.9%


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FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.